EXHIBIT 99.1 CENTRAL VERMONT PUBLIC SERVICE CORPORATION THE BOARD OF DIRECTORS MARCH 1, 2006

WHEREAS, The Company wishes to recognize those individuals who have contributed to the goals of the Board of Directors and, who in furtherance of the Board's objective to restructure its membership, have resigned from the Board; and

NOW THEREFORE BE IT

RESOLVED:

Based upon the recommendation of the Compensation Committee, the Board hereby approves for those directors resigning as part of the Board restructuring that pursuant to the stock option plans and/or stock option award agreements all stock options awarded shall expire within a three-month period from the date of resignation.

RESOLVED:

That the above-referenced Directors will also be compensated for any future value of options not received at the time of the exercise of the "in-the-money" options and/or the future value of stock options remaining unexercisable, a/k/a underwater stock option grants. The future value will be calculated using the binomial ratio which will be based on the (i) exercise date(s) for each stock grant exercise, as applicable for "in-the-money" option exercises, the exercise price(s), and the original expiration date of each individual grant and (ii) three months after resignation for unexercisable options, exercise price(s) and the original expiration date of each individual grant. Stock option grants which are "in-the-money" and have not been exercised will not be part of the future value calculation and will not have any remaining value.

The Directors will be paid the future value less the value received from stock options exercised, if applicable, in the form of Central Vermont Public Service Corporation common stock shares based on the Fair Market Value of the Company's stock three months from the resignation date.

RESOLVED:

That the Officers are, and each of them singly is, hereby AUTHORIZED, EMPOWERED and DIRECTED, in the name and on behalf of the Corporation, to execute and deliver any and all documents, agreements and instruments necessary and/or appropriate to effectuate the foregoing votes, and to do and perform, or cause to be done or performed, all acts and things, and to execute and deliver all other documents, agreements and instruments as the Officers, together or singly, may deem necessary and/or appropriate to effectuate the purposes and intents of the foregoing votes; such execution and delivery to be conclusive evidence of the authorization, approval, confirmation and ratification by the Corporation of such document, agreement, or instrument.

FURTHER RESOLVED:

That any and all actions taken by the Officers of the Corporation prior to the adoption of the foregoing votes with respect to the subject matter of such votes are hereby AUTHORIZED, APPROVED, CONFIRMED and RATIFIED.